Exhibit 12.1

Sunny J. Barkats

JSBarkats, PLLC

18 East 41st Street, 14th Floor

New York, NY 10017

P: (646) 502-7001

F: (646) 607-5544

Info@JSBarkats.com

www.JSBarkats.com

Form 1-A+ Tier 2 Offering Circular

Dear Management of POMM INC :

You have requested that our law firm furnish you with the firm’s legal opinion with respect to the legality of the following described securities of POMM Inc., (the “Company”) offered by the Form 1-A+ Tier 2 Offering Circular being filed with the Securities and Exchange Commission for the purpose of offering such securities under the Securities Act of 1933:

The Company’s common stock at $12.47 per shares of common stock straight equity offering for a maximum of $10,001,750.5 with a minimum of 1 Unit per subscriber as defined in the Offering Circular.(the “Offering”).

In connection with this opinion, we have examined the corporate records of the Company, including the Company’s Articles of Incorporation, Bylaws, the Form 1-A/Offering Circular, as well as such other documents and records as we deemed relevant in order to render this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons,all representation you made in writing and orally, the authenticity of all documents submitted to us as originals, the information and audited financials provided by Deloitte Touche Tohmatsu Limited your independent auditor the conformity to originals of all documents submitted as conformed, photostatic or facsimile copies.

Based on the foregoing and in reliance thereon, and subject to the qualification and limitations set forth below, we are of the opinion that the Company is duly organized in the State of Nevada, validly existing and in good standing as a corporation under the laws of the State of Nevada.

It is our opinion that the Offering when issued pursuant to this offering will be a legally binding and free tradable if ratified by the Securities and Exchange Commission and that as a U.S corporation you qualify for the exemptions provided for this type of offering.

Nothing herein shall be deemed to relate to or to constitute an opinion concerning any matters not specifically set forth above. The foregoing opinions relate only to the applicability of this Offering pursuant to the JOBS Act as understood and without reference to conflict of laws and matters of federal law, and we do not purport to express any opinion on the laws of any other jurisdiction.

We hereby consent to the filing of the opinion with the Securities and Exchange Commission as an exhibit to the Form 1-A/Offering Circular and further consent to use of the firm’s name and my name in the Form 1-A/Offering Circular.

By:	/s/ JSBarkats PLLC
JSBarkats PLLC